INVESTMENT SUBADVISORY AGREEMENT
 for MML Equity Fund

This Investment Subadvisory Agreement (this
"Subadvisory Agreement"), is by and between Brandywine Global Investment Management, LLC (the
"Subadviser") and MML Investment Advisers, LLC, a
Delaware limited liability company ("MML Advisers"), for the MML Equity Fund (the "Fund"), a series of MML Series Investment Fund II (the "Trust"), a
Massachusetts business trust which is an open-end management investment company registered as such with the Securities and Exchange Commission (the
"Commission") pursuant to the Investment Company
Act of 1940, as amended (the "Act"), effective as of the 4th day of December, 2017.

WHEREAS, the Trust has appointed MML Advisers as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the "Advisory
Agreement");

WHEREAS, the Advisory Agreement provides that MML Advisers may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a subadviser to assume certain responsibilities and obligations of MML
Advisers under the Advisory Agreement;

WHEREAS, MML Advisers and the Subadviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

WHEREAS, MML Advisers wishes to appoint the Subadviser to serve, and the Subadviser wishes to serve, as subadviser with respect to the Fund with responsibility for such portion of the Fund's assets as MML Advisers shall direct from time to time (the
"Portfolio");

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MML
Advisers and the Subadviser, intending to be legally bound, hereby agree as follows:

1.	General Provision.

       (a)	MML Advisers hereby appoints the
Subadviser, and the Subadviser hereby undertakes to act, as investment subadviser to the Portfolio to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth.
The Subadviser shall, in all matters, give to the Fund and the Trust's Board of Trustees, directly or through MML
Advisers, the benefit of the Subadviser's best judgment, effort, advice and recommendations and shall at all times perform its obligations in compliance with:

	(i)	the provisions of the Act and
any rules or regulations thereunder and the Internal Revenue Code of 1986, as amended, as applicable to the Fund;

	(ii)	any other provisions of state or
federal law applicable to the operation of registered investment companies;

	(iii)	the provisions of the Agreement
and Declaration of Trust and Bylaws of the Trust, as amended from time to time and provided to the Subadviser by MML Advisers
(collectively referred to as the "Trust
Documents");

	(iv)	policies and determinations of
the Board of Trustees of the Trust and MML
Advisers, of which the Subadviser has been notified;

       (v)	the fundamental and non-
fundamental policies and investment restrictions of the Fund as reflected in the Trust's registration statement under the Act from time to time and provided to the Subadviser by MML
Advisers; and

       (vi)	the Prospectus and Statement of
Additional Information of the Fund in effect from time to time (collectively referred to as the "Disclosure Documents").

       (b)	The officers and employees of the
Subadviser responsible for providing the services of the Subadviser hereunder shall be available upon reasonable notice for consultation with respect to the provision of such services.

       (c)	Subadviser will comply with the
applicable provisions of the Fund's pricing procedures which it has received and, upon request, will provide reasonable assistance to the Fund's pricing agent in valuing securities held by the Fund.

2.	Duties of the Subadviser.

       (a)	The Subadviser shall, subject to the
direction and control of the Trust's Board of Trustees and MML Advisers, (i) provide a continuing investment program for the Portfolio and determine what securities or other investments shall be purchased or sold by the Portfolio; (ii) arrange, subject to the provisions of
Section 5 hereof, for the purchase and sale of securities and other investments for the Portfolio; and (iii) provide reports on the foregoing to the Board of Trustees of the Trust at each Board meeting. Unless MML Advisers gives the Subadviser written instructions to the contrary, the Subadviser shall vote or determine to abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested. The Subadviser shall provide the Fund in a timely manner with such records of its proxy voting on behalf of the Fund as is necessary for the Fund to comply with the requirements of Form N-PX or any law, rule, regulation or Commission position.

       Subject to the provisions of this Subadvisory
Agreement, the Subadviser shall have the authority to buy, sell or otherwise effect investment transactions for and in the name of the Fund, including without limitation, the power to enter into swap, futures, options and other agreements with counterparties on the Fund's behalf as the Subadviser deems appropriate from time to time in order to carry out the Subadviser's responsibilities hereunder.

       (b)	The Subadviser shall provide to MML
Advisers such reports for the Portfolio, on a monthly, quarterly or annual basis, as MML Advisers or the Board of Trustees of the Trust shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and those reports listed in Appendix A.

       (c)	The Subadviser shall provide full and
prompt disclosure to MML Advisers and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Subadviser or any change in its personnel that could affect the services provided under this Agreement by the Subadviser to the Fund hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Subadviser or any person who controls the Subadviser, information regarding the investment performance and general investment methods of the Subadviser and its principals relating to the Portfolio and other clients with the same or similar investment strategies as the Portfolio, information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization relating directly or indirectly to the services performed by the Subadviser hereunder with respect to the Fund, and, upon request, other information that MML Advisers reasonably deems necessary or desirable to enable MML Advisers to monitor the performance of the Subadviser and information that is required, in the reasonable judgment of MML Advisers and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

       (d)	The Subadviser (i) shall maintain such
books and records as are required under the Act or other applicable law, based on the services provided by the Subadviser pursuant to this Subadvisory Agreement and as are necessary for MML Advisers or the Trust to meet its record keeping obligations generally set forth under
Section 31 of the Act and rules thereunder; and (ii) shall meet with any persons at the request of MML Advisers or the Board of Trustees of the Trust for the purpose of reviewing the Subadviser's performance under this Subadvisory Agreement at reasonable times and upon reasonable advance written notice. The Subadviser shall provide the Fund and MML Advisers (or their agents or accountants), upon reasonable prior written request by MML Advisers to the Subadviser, with access to inspect at the Subadviser's office during normal business hours the books and records of the Subadviser relating to the Portfolio and the Subadviser's performance hereunder and such other books and records of the Subadviser as are necessary to confirm that the Subadviser has complied with its obligations and duties under this Subadvisory Agreement. The Subadviser agrees that all records which it maintains relating to the Fund are property of the Fund, and the Subadviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund's reasonable request. The
Subadviser further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Subadvisory Agreement.

       (e)	On each business day the Subadviser
shall provide to the Fund's custodian information relating to all transactions concerning the Portfolio's assets and shall provide to the Fund's custodian, administrator and/or sub-administrator any such additional information as reasonably requested.

       (f)	The Subadviser agrees to reimburse
MML Advisers and the Fund for any reasonable costs, upon evidence of invoices, bills, etc., associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to material changes caused by or relating to the Subadviser, except for any such costs which may be properly charged to the Fund.

       (g)	The Subadviser shall not consult with
any other subadviser to the Fund or any other subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which MML Advisers serves as investment adviser concerning transactions for the Fund in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

       (h)	As MML Advisers or the Board of
Trustees of the Trust may request from time to time, the Subadviser shall timely provide to MML Advisers (i) information and commentary for the Fund's annual and semi-annual reports, in a format approved by MML
Advisers, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Portfolio, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and (B) provide additional certifications related to the Subadviser's management of the Portfolio in order to support the Fund's filings on Form N-CSR and Form N-Q, and the Fund's Principal Executive
Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the Act; (ii) a quarterly certification, as well as any requested sub-certifications, with respect to compliance matters related to the Subadviser and the Subadviser's management of the Portfolio, in formats reasonably requested by MML
Advisers, as they may be amended from time to time;
and (iii) an annual certification from the Subadviser's
Chief Compliance Officer, appointed under Rule 206(4)-
7 under the Advisers Act, with respect to the design and operation of the Subadviser's compliance program, in a format reasonably requested by MML Advisers.

3.	Other Activities.

       (a)	Nothing in this Subadvisory Agreement
shall prevent MML Advisers or the Subadviser from acting as investment adviser or subadviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MML Advisers or the Subadviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Subadvisory
Agreement. MML Advisers recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or MML
Advisers in any way or otherwise be deemed an agent of the Fund or MML Advisers except in connection with the investment management services provided by the Subadviser hereunder.

       (b)	The Subadviser agrees that it will not
knowingly or deliberately favor any other account managed or controlled by it or any of its principals over the Portfolio. The Subadviser, upon reasonable request, shall provide MML Advisers with an explanation of the differences, if any, in performance between the Portfolio and any other account with investment objectives and policies similar to the Portfolio for which the Subadviser, acts as investment adviser. To the extent that a particular investment is suitable for both the Portfolio and the Subadviser's other clients, such investment will be allocated among the Portfolio and such other clients in a manner that is fair and equitable in the circumstances.

4.	Compensation of the Subadviser.

The Subadviser will bear all expenses in connection with
the performance of its services under this Subadvisory
Agreement, which expenses shall not include brokerage
fees or commissions in connection with the effectuation
of securities transactions for the Portfolio.  For the
services provided and the expenses assumed pursuant to
this Subadvisory Agreement, MML Advisers agrees to
pay the Subadviser and the Subadviser agrees to accept
as full compensation for the performance of all functions
and duties on its part to be performed pursuant to the
provisions hereof, a fee paid monthly, in arrears, at the
annual rate of [    ].

5.	Portfolio Transactions and Brokerage.

       (a)	The Subadviser shall place orders with
or through such brokers, dealers, futures commission merchants or other persons (including, but not limited to, broker-dealers that are affiliated with MML Advisers or the Subadviser) as may be selected by the Subadviser;
provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund's
Prospectus and Statement of Additional Information, or approved by the Board of Trustees of the Trust, conform with federal securities laws and be consistent with seeking best execution.

       (b)	On occasions when the Subadviser
deems the purchase or sale of a security or other investment to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, the Subadviser will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

       (c)	The Subadviser shall select broker-
dealers to effect the Portfolio's portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions.
The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Subadviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio's portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services available from or through the broker-dealer in accordance with Section 28(e) of the Securities
Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio; and any other considerations of which the Board of Trustees of the Trust or MML Advisers may notify the Subadviser from time to time.

6.	Representations and Warranties of the
Subadviser.

The Subadviser hereby represents and warrants to the Fund and MML Advisers that:

(a)	The Subadviser (i) is registered as an
investment adviser under the Advisers
Act and will continue to be so registered for so long as this Subadvisory
Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers
Act from performing the services
contemplated by this Subadvisory
Agreement; (iii) has appointed a Chief
Compliance Officer under Rule 206(4)-
7 under the Advisers Act; (iv) has
adopted written policies and procedures
that are reasonably designed to prevent
violations of the Advisers Act from
occurring, detect violations that have
occurred and correct promptly any
violations that have occurred, and will
provide prompt notice of any material
violations relating to the Fund to MML
Advisers; (v) has met and will seek to
continue to meet for so long as this
Subadvisory Agreement remains in
effect, any other applicable federal or
state requirements, or the applicable
requirements of any regulatory or
industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this
Subadvisory Agreement; and (vii) will
promptly notify MML Advisers of the
occurrence of any event that would
disqualify the Subadviser from serving
as an investment adviser of an
investment company pursuant to Section
9(a) of the Act or otherwise.

(b)	The Subadviser has adopted a written
code of ethics complying with the
requirements of Rule 17j-1 under the
Act and will provide MML Advisers
with a copy of the code of ethics.
Within 60 days of the end of the last
calendar quarter of each year that this
Subadvisory Agreement is in effect, a
duly authorized officer of the
Subadviser shall certify to MML
Advisers that the Subadviser has
complied with the requirements of Rule
17j-1 during the previous year and that
there has been no material violation of
the Subadviser's code of ethics or, if
such a violation has occurred, that
appropriate action was taken in response to such violation.

(c)	The Subadviser has provided MML
Advisers with a copy of its Form ADV
Part 2, which as of the date of this
Subadvisory Agreement is its Form
ADV Part 2 as most recently deemed to
be filed with the Commission ("SEC"),
and promptly will furnish a copy of all
material amendments thereto to MML
Advisers.

The Subadviser will promptly notify
MML Advisers of any changes in its
Executive Board or in the key personnel
who are either the portfolio manager(s)
responsible for the Portfolio or the
Subadviser's Chief Executive Officer or
President, or if there is otherwise an
actual or expected change in control or
management of the Subadviser.

(d)	There is no pending, or to the best of its
knowledge, threatened or contemplated
action, suit or proceeding before or by
any court, governmental, administrative
or self-regulatory body or arbitration
panel to which the Subadviser or any of
its principals or affiliates is a party, or to which any of the assets of the Subadviser is subject, which reasonably might be expected to (i) result in any material adverse change in the
Subadviser's condition (financial or
otherwise), business or prospects; (ii)
affect adversely in any material respect any of the Subadviser's assets; (iii) materially impair the Subadviser's ability to discharge its obligations under this Subadvisory Agreement; or (iv) result in a matter which would require an amendment to the Subadviser's Form
ADV Part 2; and the Subadviser has not
received any notice of an investigation
by the Commission or any state
regarding U.S. federal or state securities laws, regulations or rules.

(e)	All references in the Disclosure
Documents concerning the Subadviser
and its affiliates and the controlling
persons, affiliates, stockholders,
directors, officers and employees of any of the foregoing provided to MML
Advisers by the Subadviser or approved
by the Subadviser for use in the
Disclosure Documents, as well as all
performance information provided to
MML Advisers by the Subadviser or
approved by the Subadviser for use by
MML Advisers, are accurate in all
material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(f)	The Subadviser has supplied to, or made
available for review by, MML Advisers
(and if requested by MML Advisers to
its designated auditor) all documents,
statements, agreements and workpapers
reasonably requested by it relating to
accounts covered by the Subadviser's
performance results and which are in the Subadviser's possession or to which it has access.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Subadvisory Agreement.

7.	Representations and Warranties of MML
Advisers.

	(a)	MML Advisers represents and warrants
to the Subadviser the following:

(i)	MML Advisers has all requisite
corporate power and authority
under the laws of the State of
Connecticut and federal
securities laws and under the
Advisory Agreement with the
Fund to execute, deliver and
perform this Subadvisory
Agreement.

(ii)	MML Advisers is a registered
investment adviser under the
Advisers Act and is in material
compliance with all other
required registrations under
applicable federal and state law.

(iii)	MML Advisers has received a
copy of Part 2 of Subadviser's
Form ADV at least two (2)
business days prior to the
execution of this Subadvisory
Agreement.

The foregoing representations and warranties shall be continuing during the term of this Subadvisory
Agreement.

8.	Covenants of the Subadviser.

       (a)	If at any time during the term of this
Subadvisory Agreement, the Subadviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Subadviser's representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Subadviser will provide prompt written notification to the Fund and MML Advisers of any such fact, omission, event or change of circumstances, and the facts related thereto.

       (b)	The Subadviser agrees that, during the
term of this Subadvisory Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Fund and MML Advisers with updated information relating to the Subadviser's performance results with respect to the Portfolio and the performance of the Subadviser's composite of accounts following the same or similar investment strategies as the Portfolio as may be reasonably requested from time to time by the Fund and MML Advisers. The Subadviser shall provide such information within a reasonable period of time after the end of the month to which such updated information relates.

       (c)	The Subadviser agrees that it will not in
any way refer directly or indirectly to its relationship with the Fund or MML Advisers, or any of their respective affiliates in offering, marketing or other promotional materials without the prior written consent of MML Advisers.

9.	Confidentiality.

The Subadviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein "Portfolio
Information" means confidential and proprietary information of the Fund or MML Advisers that is received by the Subadviser in connection with this Subadvisory Agreement, including information with regard to the portfolio holdings and characteristics of the Fund; provided, however, that nothing in this Section 9 shall limit the ability of the Subadviser to use or to disclose any list of investments comprising or considered for investment by the investment portfolios managed by the Subadviser in the same investment strategy as that of the Fund generally, provided that any such disclosure does not identify any such investments as those of the Fund specifically. The Subadviser will restrict access to the Portfolio Information to those employees or service providers of the Subadviser who will use it only for the purpose of managing or providing services to the portion of the Fund managed by the Subadviser. Notwithstanding the foregoing, access to Portfolio Information shall only be granted to service providers in accordance with the Fund's policy regarding the disclosure of portfolio holdings. The foregoing shall not prevent the Subadviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by MML Advisers for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Subadviser provides MML Advisers with prompt written notice of such requirement prior to any such disclosure unless such disclosure is forbidden by law, or is in connection with a routine SEC examination.

MML Advisers agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of Subadviser's confidential and proprietary information.
MML Advisers will restrict access to the Subadviser's confidential and proprietary information to the Board of Trustees of the Trust and to those employees of MML
Advisers and of service providers to the Fund and MML
Advisers who will use it only for the purpose of managing and/or providing services to the Fund. The foregoing shall not prevent MML Advisers from disclosing Subadviser's confidential and proprietary information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by Subadviser for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as MML Advisers provides Subadviser with prompt written notice of such requirement prior to any such disclosure.

10.	Use of Names.

The names of both MML Advisers and any
affiliates of MML Advisers and of the Trust and Fund and any derivative or logo or trademark or service mark or trade name are the valuable property of MML Advisers and such affiliates and the Trust and Fund. The Subadviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of MML Advisers or the Trust, as the case may be. The Subadviser acknowledges and agrees that, if it makes any unauthorized use of any such names, derivatives, logos, trademarks or service marks or trade names, MML Advisers and/or such affiliates or the Trust and Fund shall suffer irreparable harm for which monetary damages are inadequate and thus, such entities shall be entitled to injunctive relief without the necessity of posting bond.

11.	Duration.

Unless terminated earlier pursuant to Section 12 hereof, this Subadvisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 12 hereof, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Board of Trustees of the Trust who are not parties to this Subadvisory Agreement or interested persons (as defined in the Act) of any such party, and (ii) by the Board of Trustees of the Trust or by a vote of the holders of a majority of the outstanding voting securities (as defined in the Act) of the Fund.

12.	Termination.

       (a)	This Subadvisory Agreement shall
terminate automatically upon its assignment (within the meaning of the Act), the termination of the Advisory
Agreement or the dissolution of the Fund.

       (b)	The Subadvisory Agreement may be
terminated by MML Advisers or the Board of Trustees of the Trust: (i) by written notice to the Subadviser with immediate effect, if the Subadviser's registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Subadviser with immediate effect, if the Subadviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Subadviser with immediate effect, if MML Advisers or the Board of Trustees of the Trust determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by MML Advisers or the Board of Trustees of the Trust that the Subadviser has breached an obligation or duty under this Subadvisory Agreement; or (iv) in its sole discretion, without penalty, upon sixty days prior written notice to Subadviser. This Subadvisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a "majority" of the outstanding voting securities of the Fund (as defined in the Act).

       (c)	The Subadvisory Agreement may be
terminated by the Subadviser, without penalty at any time, upon sixty days' prior written notice, to MML
Advisers and the Trust.

       (d)	In the event of termination of this
Subadvisory Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid promptly after the next succeeding month's end.

13.	Indemnification.

	(a)	In any action in which MML Advisers
or the Fund or any of its or their affiliated persons (within the meaning of Section 2(a)(3) of the Act), controlling persons (as defined in Section 15 of the Securities Act of 1933, as amended), or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Subadviser agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon (i) Subadviser's reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Subadvisory Agreement or (ii) any untrue statement of a material fact regarding the Subadviser contained in the Prospectus or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to MML Advisers or the Fund by the Subadviser or its employee or representative; or (iii) any violation of federal or state statutes or regulations by the Subadviser provided that the loss, claim, settlement, damage, charge, liability, cost or expense was not based upon or did not arise out of an act or omission of MML Advisers constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which MML Advisers or the Fund may have under any securities laws.

	(b)	In any action in which Subadviser or
any of its or their partners, directors, officers and/or employees of any of the foregoing, are parties, MML
Advisers agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability, cost or expense arises out of or is based upon (i) MML Advisers's reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Subadvisory Agreement or (ii) any violation of federal or state statutes or regulations by MML Advisers. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which SubAdviser may have under any securities laws.

	(c)	Promptly after receipt by an indemnified
party under this Section 13 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this
Section 13, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 13 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 13 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this
Section 13.

Notwithstanding the foregoing, an indemnified party will have the option to select and retain its own counsel, in the indemnified party's reasonable discretion, if (i) the indemnified party reasonably determines (A) that there may be a conflict between the positions of the indemnified party and the positions of any other indemnified party, or other parties to a claim, dispute, action or litigation not represented by separate counsel;
(B) that representation of both the indemnified party and any such other indemnified party or other parties by the same counsel would not be appropriate; or (C) to withhold or withdraw his or her consent to being represented by counsel selected by the indemnifying party or (ii) the indemnifying party fails to assume the defense of a claim, dispute, action or litigation or an anticipated claim, dispute, action or litigation. The party providing indemnification shall fully indemnify and hold harmless the indemnified party against, and shall promptly reimburse to the indemnified party on a current and as-incurred basis, the full amount of expenses of counsel selected by the indemnified party and reasonably incurred by the indemnified party as permitted pursuant to the preceding sentence. If the party providing indemnification has not elected to assume the defense of any claim, dispute, action or litigation for an indemnified party within thirty days after receiving written notice thereof from the indemnified party, the party providing indemnification shall be deemed to have waived any right it might otherwise have to assume such defense.

14.	Notice.

Any notice under this Subadvisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MML Advisers:	MML Investment Advisers,
LLC
       100 Bright Meadow Blvd.
       Enfield, CT 06082
       Attention:  Tina Wilson
       			     Vice President

If to the Subadviser:	Brandywine Global Investment
Management, LLC
			2929 Arch Street, Suite 800
			Philadelphia, PA 19104
			Attention:  Legal Department

With a copy to:

If to either MML Advisers or the Subadviser, copies to:

       MML Series Investment Fund II
       100 Bright Meadow Blvd.
       Enfield, CT 06082
       Attention:  Andrew M.
Goldberg
            Vice President,
Secretary, and Chief Legal
Officer

15.	Amendments to this Subadvisory Agreement.

This Subadvisory Agreement may be amended by mutual agreement in writing, subject to approval by the Board of Trustees of the Trust and the Fund's shareholders to the extent required by the Act.

16.	Governing Law.

This Subadvisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

17.	Survival.

The provisions of this Subadvisory Agreement shall survive the termination or other expiration of this Subadvisory Agreement with respect to any matter arising while this Subadvisory Agreement was in effect.

18.	Assignment; Successors.

No assignment of this Subadvisory Agreement (as defined in the Act) shall be made by the Subadviser without the prior written consent of the Fund and MML
Advisers. This Subadvisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

19.	Entire Agreement.

This Subadvisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

20.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

21.	Severability.

If any one or more provisions in this Subadvisory
Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Subadvisory Agreement, but this Subadvisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

22.	Third-party Beneficiaries.

The Trust and the Fund are third-party beneficiaries of this Subadvisory Agreement and shall be entitled to enforce any and all provisions of this Agreement to the full extent as if they were parties to this Agreement.

23.	Counterparts.

This Subadvisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Fund, MML Advisers and the Subadviser have caused this Subadvisory
Agreement to be executed as of the day and year first above written.

MML
INVESTMENT
ADVISERS,
LLC



By:  /s/ Tina
Wilson
Name: Tina
Wilson
Title:  Vice
President


BRANDYWIN
E GLOBAL
INVESTMENT
MANAGEME
NT, LLC



By:  /s/ Mark P.
Glassman
Name: Mark P.
Glassman
Title: Chief
Administration
Officer


Acknowledged and Agreed:
MML SERIES INVESTMENT FUND II
on behalf of MML Equity Fund



By:  /s/ Renee Hitchcock
Name:  Renee Hitchcock
Title:  CFO and Treasurer



 Appendix A


The Subadviser shall provide to MML Advisers the following:

1.	Quarterly Portfolio Data Sheets (due on the 10th
business day after the end of every quarter):
The data sheets should include the following information:

a. Portfolio Characteristics for the Portfolio, standard and best fit market index.
b. Portfolio Sector Weights for the Portfolio, standard and best fit market index.
c. Top 10 Equity Holdings (% of equities) for the Portfolio.
d. Top 5 contributors and detractors by performance based on contribution to the Portfolio.
e. Purchases (New) and Sales (Eliminated) during the quarter.
f. Performance of the Portfolio vs. standard and best fit market index and peer group.

2.	Portfolio Manager Commentary (due on the 10th
business day after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a.	Qualitative assessment by manager:  list three
factors that were the major influences on
performance - both positive and negative.
b.	Performance attribution:
-	The industry weightings that had the
largest contribution to performance
during the most recent quarter.
-	The industry weightings that had the
largest detraction from performance
during the most recent quarter.
-	The five holdings that contributed the
most to performance during the most
recent quarter.
-	The five holdings that detracted the
most from performance during the most
recent quarter.
c.	The manager's market outlook.
d.	How he/she has positioned the Portfolio for the near
term.

3.	Third party portfolio attribution analysis of the
Portfolio: Performance attribution should demonstrate the impact of portfolio management decisions including Asset Allocation Effects and Security Selection Effects.

4.	Quarterly Conference Calls: The purpose of this
contact will be to obtain a greater understanding of the performance of the Portfolio, the reasons for that performance, and to gain valuable insights into the Portfolio provided by the manager.

5.	Annual On-Site Meeting - As part of MML
Advisers' due diligence process, members of MML
Advisers' Investment Group arrange an "on site" meeting with each of the managers in MML
Advisers' Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information.






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